UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2008

EAGLE ROCK ENERGY PARTNERS, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33016	68-0629883
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

16701 Greenspoint Park Drive, Suite 200

Houston, Texas 77060

(Address of principal executive offices, including zip code)

(281) 408-1200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On September 11, 2008, Eagle Rock Energy Partners, L.P., a Delaware limited partnership (“Eagle Rock”), entered into a Partnership Interests Purchase Agreement (“Purchase Agreement”) with Millennium Midstream Partners, L.P., a Delaware limited partnership (“MMP”), and the owners of the partnership interests of MMP (the “Sellers”). Pursuant to the Purchase Agreement, Eagle Rock will acquire all of the partnership interests of MMP for a total purchase price of $236,000,000, consisting of $181,000,000 in cash and 4,000,000 of Eagle Rock common units, subject to customary adjustments (the “Purchase Price”). Eagle Rock will fund the cash component of the Purchase Price from existing cash from operations as well as with borrowings under its existing revolving credit facility. The transaction has an October 1, 2008 effective date and is expected to close in October 2008.

Eagle Rock and MMP each have made customary representations, warranties and covenants in the Purchase Agreement. Completion of the transaction contemplated by the Purchase Agreement is also subject to customary closing conditions, including the termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Also, the Sellers have a closing condition that there not have been any material adverse effect (as defined in the Purchase Agreement) with respect to Eagle Rock since June 30, 2008; however, Eagle Rock may cure such material adverse effect by delivering additional cash to the Sellers in lieu of delivering to the Sellers common units of Eagle Rock. Eagle Rock also has a closing condition that there not have been any material adverse effect with respect to MMP or Eagle Rock since March 31, 2008. “Material adverse effect” is defined generally in the Purchase Agreement as an event or circumstance that has a negative impact on the business, operations or financial condition of the applicable party.

The Purchase Agreement provides Eagle Rock and the Sellers certain termination rights, including, among others: (1) Eagle Rock or the Sellers may terminate by mutual consent; (2) Eagle Rock or the Sellers may terminate if the closing shall not have occurred, including the satisfaction of the applicable closing conditions, on or before October 31, 2008, unless due to a breach of the Purchase Agreement by the party seeking to terminate; (3) Eagle Rock or the Sellers may terminate if a governmental entity has issued a final, non-appealable order, decree, ruling or injunction prohibiting the consummation of the transactions; (4) Eagle Rock may terminate if there has been a breach by the Sellers or MMP of any representation, warranty or covenant contained in the Purchase Agreement that has not been cured within thirty (30) days after written notice from Eagle Rock; or (5) the Sellers may terminate if there has been a breach by Eagle Rock of any representation, warranty or covenant contained in the Purchase Agreement that has not been cured within thirty (30) days after written notice from the Sellers.

MMP is in the natural gas gathering and processing business with its operations located in East Texas, Central Texas and West Texas. The assets controlled by MMP include 260 miles of gathering pipelines in East Texas, 235 miles of gathering pipelines in Central Texas and 100 miles of gathering pipelines in West Texas.

Eagle Rock intends to file the Purchase Agreement as an exhibit to a later filing with the Securities Exchange Commission.

The Eagle Rock common units to be issued to the Sellers will not have been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold, subsequent to such issuance, absent registration or an applicable exemption from registration. The information contained in this Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of those securities in any state where such offer, solicitation or sale would be unlawful prior to the registration of qualification under the securities laws of such state.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth above, under Item 1.01 is incorporated herein by reference. The private placement of Eagle Rock’s common units that will be issued to the Sellers upon consummation of the transactions described in Item 1.01 above, is being made in reliance upon an exemption from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

Item 7.01	Regulation FD Disclosure.

On September 16, 2008, Eagle Rock issued a press release relating to the transaction described above in Item 1.01. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The press release also announced that Eagle Rock will host a conference call to discuss the transaction and other matters at 9 a.m. CT (10 a.m. ET) on Wednesday, September 17, 2008.

The information set forth in this Item 7.01 and in the attached exhibit are deemed to be furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Eagle Rock Energy Partners, L.P. dated September 16, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE ROCK ENERGY PARTNERS, L.P.

	By:	Eagle Rock Energy GP, L.P.,
its general partner

	By:	Eagle Rock Energy G&P, LLC,
its general partner

Date: September 16, 2008	By:	/s/ Joseph A. Mills
Joseph A. Mills
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release of Eagle Rock Energy Partners, L.P. dated September 16, 2008